SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 24, 2005, PriceSmart, Inc. (the “Company”) entered into a Promissory Note (the “Note”) with PS Ivanhoe, LLC, a California limited liability company (“PS Ivanhoe”), pursuant to which the Company borrowed $12.5 million from PS Ivanhoe. The Note bears interest at a rate of 8% per annum and has a term of two years. Accrued interest on the outstanding amount under the Note is due and payable on the first day of each month commencing on November 1, 2005. All unpaid principal and accrued interest shall be due and payable in full on October 23, 2007 (the “Maturity Date”). If any payment under the Note is not paid within ten days when due, a charge of $0.03 for each $1.00 that is not paid when due will be imposed. Any amounts outstanding under the Note from and after the Maturity Date shall bear interest at a rate equal to the lesser of 12% per annum or the maximum interest rate allowed by law. There are no origination or set-up fees and no restrictions on early repayment of outstanding amounts under the Note. To secure the Company’s obligations under the Note, the Company and PS Ivanhoe entered into a Pledge and Security Agreement pursuant to which the Company granted to PS Ivanhoe a security interest in all of the issued and outstanding shares of stock (and all ownership rights with respect thereto) in PriceSmart Real Estate, S.A. (“PriceSmart Real Estate”), the Company’s wholly owned Panamanian subsidiary.

The Company plans to use the proceeds from the Note to acquire certain real estate in Panama City, Panama. The property includes the real estate upon which the Company’s El Dorado, Panama warehouse club is situated. PS Ivanhoe is managed by The Price Group, LLC, a California limited liability company (the “Price Group”). Directors Murray L. Galinson and Jack McGrory, Robert E. Price, the Company’s Chairman of the Board and Interim Chief Executive Officer, and Sol Price, a significant stockholder of the Company and father of Robert E. Price, are members and managers of the Price Group.

Item 9.01.	Financial Statements and Exhibits.

(c)	The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Promissory Note, dated as of October 24, 2005, by and between PriceSmart, Inc. and PS Ivanhoe, LLC.

10.2	Pledge and Security Agreement, dated as of October 24, 2005, by and between PriceSmart, Inc. and PS Ivanhoe, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICESMART, INC.

Date: October 28, 2005	By:	/S/ JOHN M. HEFFNER
John M. Heffner Chief Financial Officer